UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36005	26-0159761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 777-2970

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of RetailMeNot, Inc. (the “Company”) approved changes to the base salaries of the Company’s named executive officers for fiscal year 2014 as set forth in the table below, effective January 1, 2014. The Committee also established target bonus levels for fiscal year 2014 for the named executive officers. In addition, the Committee approved equity based incentives to the named executive officers that were granted on January 17, 2014 pursuant to the Company’s 2013 Equity Incentive Plan and its related agreements, copies of which have been filed with the Securities and Exchange Commission.

Officer	Title	Base Salary	Target Bonus(1)	Stock Options(2)	Restricted Stock Units(3)
G. Cotter Cunningham	President and Chief Executive Officer	$478,000	100%	143,000	80,000
Kelli A. Beougher	Chief Operating Officer	$360,000	65%	70,000	35,000
Douglas C. Jeffries	Chief Financial Officer	$360,000	65%	70,000	35,000

(1)	The target bonus is a percentage of base salary.
(2)	All options granted have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant. The options vest ratably over the next 48 months, subject to continued service through each vesting date.
(3)	Represents the right to receive one share of the Company’s common stock per restricted stock unit. 25% of the restricted stock units will vest on each anniversary of the date of grant over a period of four years, subject to continued service through each vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAILMENOT, INC.

Date: January 22, 2014	/s/ Louis J. Agnese, III
Louis J. Agnese, III General Counsel and Secretary